Exhibit 5.1

411 Seventh Avenue, 8-7 Pittsburgh, PA 15219	Tel 412-393-1149 Fax 412-393-5601 drabuzzi@duqlight.com

Douglas L. Rabuzzi

Corporate Secretary

August 19, 2005

Duquesne Light Holdings, Inc.

411 Seventh Avenue

Pittsburgh, PA 15219

Ladies and Gentlemen:

I am the Assistant General Counsel and Corporate Secretary of Duquesne Light Holdings, Inc., a Pennsylvania corporation (the “Company”). This opinion is rendered in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) to register 5,000,000 additional shares of the Company’s Common Stock, no par value (the “Plan Shares”), with the Securities and Exchange Commission for offering and sale pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

I am generally familiar with the organization, history and affairs of the Company. I am also familiar with the proceedings taken and proposed to be taken by the Company in connection with the proposed offering and sale of the Plan Shares. I have examined such documents as I have deemed necessary for the purpose of this opinion, including, without limitation (i) the Articles of Incorporation of the Company, as amended; (ii) the By-Laws of the Company, as amended; (iii) a form of the Registration Statement; and (iv) minutes of meetings of the Board of Directors of the Company.

Based upon the foregoing and subject to completion of such proceedings as are now contemplated prior to the offering, sale or issuance of the Plan Shares, it is my opinion that, the Shares have been duly authorized and when sold, issued and delivered by the Company in the manner and on the terms described in the Registration Statement and the Plan, the Plan Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the references made to me, and to the use of my name, in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit to the Registration Statement, within the meaning of Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ D. L. Rabuzzi